Exhibit 2.2

STOCK PURCHASE AGREEMENT

by and among

DEMAND MEDIA, INC.,

INDIECLICK MEDIA GROUP, INC.,

THE SELLERS PARTY HERETO

and

PETER LUTTRELL, AS SELLER REPRESENTATIVE

DATED AS OF AUGUST 8, 2011

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4.3.	No Conflict or Violation	25
4.4.	Consents and Approvals	25
4.5.	Title to Shares	25
4.6.	Affiliate Transactions	26
4.7.	Litigation	26
4.8.	No Brokers	26
4.9.	Exculpation by Seller	26

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		26

5.1.	Organization	26
5.2.	Authorization	26
5.3.	No Conflict or Violation	27
5.4.	No Brokers	27

ARTICLE VI. COVENANTS		27

6.1.	Confidentiality and Non-Competition	27
6.2.	Further Assurances	29
6.3.	No Solicitation	29
6.4.	Notification of Certain Matters	30
6.5.	Investigation by Buyer	30
6.6.	Conduct of Business	30
6.7.	Tax Matters	32
6.8.	Audits	34
6.9.	Collection of Accounts Receivable	34
6.10.	Consents; Notices	34
6.11.	Employee Matters	35
6.12.	Post-Closing Buyer Equity Grants	35
6.13.	Publicity	35
6.14.	Release	35

ARTICLE VII. CONDITIONS TO CLOSING		36

7.1.	Conditions to Obligations of Seller Parties	36
7.2.	Conditions to Obligations of Buyer	36

ARTICLE VIII. INDEMNIFICATION; REMEDIES		37

8.1.	Survival of Representations, Etc.	37
8.2.	Indemnification	37
8.3.	Holdback Amount	42
8.4.	Exclusive Remedy	43

ARTICLE IX. TERMINATION		43

9.1.	Termination	43
9.2.	Effect of Termination	43

ARTICLE X. MISCELLANEOUS		44

10.1.	Defined Terms	44
10.2.	Notices	53
10.3.	Rules of Construction	54

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10.4.	Titles	54
10.5.	Entire Agreement	54
10.6.	Assignment	54
10.7.	Amendment or Modification	54
10.8.	Waiver	54
10.9.	Severability	55
10.10.	Burden and Benefit	55
10.11.	Governing Law	55
10.12.	Consent to Jurisdiction	55
10.13.	Waiver of Trial by Jury	55
10.14.	Legal Fees	56
10.15.	Limitations on Damages	56
10.16.	Arbitration	56
10.17.	Specific Performance	57
10.18.	Cumulative Remedies	57
10.19.	Expenses	57
10.20.	Representation by Counsel	57
10.21.	Execution and Counterparts	57
10.22.	Currency	57

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 8, 2011 (this “Agreement”), is by and among: (i) Demand Media, Inc., a Delaware corporation (“Buyer”); (ii) IndieClick Media Group, Inc., a California corporation (the “Company”); (iii) the holders of the Shares (each, a “Seller” and, collectively, the “Sellers”); and (iv) Peter Luttrell, as the Seller Representative (the “Seller Representative”).  Each of the Company and the Sellers may be referred to herein as a “Seller Party” and, collectively, as the “Seller Parties.”  Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE X.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of Company Common Stock (collectively, the “Shares”); and

WHEREAS, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1.          Purchase and Sale of Shares.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all right, title and interest in and to the Shares, free and clear of all Encumbrances.  The consideration to be paid by Buyer to the Sellers with respect to such Shares shall consist of the payment by Buyer of cash as set forth in Section 1.2 hereof.

1.2.          Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale, assignment, transfer, conveyance and delivery from the Sellers to Buyer of the Shares in accordance with Section 1.1 hereof, at the Closing, Buyer shall pay to the Sellers an aggregate amount of cash (the “Consideration”) equal to:

(a)           $14,000,000;

(b)           minus, the Holdback Amount (which shall be held back by Buyer in accordance with Section 1.3 hereof); and

(c)           minus, $1,147,227 (which amount shall be wired at the Closing in accordance with the wire instructions set forth on Schedule 1.2(c) of the Disclosure Schedules (the “Payoff Amount”).

The Consideration shall be allocated among the Sellers based on each Seller’s Pro Rata Percentage as set forth on Schedule 1.2 of the Disclosure Schedules.

1.3.          Holdback Amount.  Buyer shall (as set forth in Section 1.2(b)) deduct from the Consideration to be paid at the Closing an aggregate of $1,400,000 in cash (the “Holdback Amount”) to be used to at least partially satisfy and establish a procedure for the satisfaction of the post-closing working capital adjustment, if any, as set forth in Section 1.5 hereof and the Seller Parties’ indemnification obligations, if any, as set forth in ARTICLE VIII hereof.  The Holdback Amount shall be retained by Buyer and/or released to Sellers, as applicable, pursuant to the terms and subject to the conditions of this Agreement.  In the event of a distribution of the Holdback Amount to the Sellers, such amounts shall be distributed to the Sellers in accordance with their respective Pro Rata Percentages.

1.4.          Withholding Taxes.  Buyer shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any Seller such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

1.5.          Working Capital Adjustment.

(a)           Post-Closing Adjustment.

(i)            Closing Statement.  No later than 90 calendar days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a Statement of Working Capital and Long Term Liabilities dated as of the Closing Date (the “Closing Statement”), which shall be prepared by Buyer’s personnel in accordance with GAAP and shall set forth the Working Capital and Long Term Liabilities of the Company as of the Closing Date (after giving effect to payment of the Payoff Amount).  The Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Working Capital, Long Term Liabilities, the Working Capital Adjustment Amount and the Long Term Liabilities Adjustment Amount.

(ii)           Post-Closing Working Capital Adjustment Amount.  As used herein, the “Working Capital Adjustment Amount” shall be calculated (after giving effect to the payment of the Payoff Amount) as follows.

(A)          If the Working Capital is less than the Working Capital Range Lower Limit, then the Working Capital Adjustment Amount shall equal (x) the Working Capital minus (y) the Working Capital Range Lower Limit;

(B)           If the Working Capital is greater than the Working Capital Range Upper Limit, then the Working Capital Adjustment Amount shall equal (x) the Working Capital minus (y) the Working Capital Range Upper Limit;

(C)           If the Working Capital is within the Working Capital Range, then the Working Capital Adjustment Amount shall equal zero.

(iii)          Long Term Liabilities Adjustment Amount.  As used herein, “Long Term Liabilities Adjustment Amount” shall equal the amount (expressed as a positive number), if any, by which Long Term Liabilities of the Company as of the Closing (after giving effect to the payment of the Payoff Amount) exceed zero.

(iv)          The “Adjustment Amount” shall equal the Working Capital Adjustment Amount minus the Long Term Liabilities Adjustment Amount.

(b)           Distribution of the Adjustment Amount.

(i)            If the Adjustment Amount is a positive number, then Buyer shall promptly pay to each Seller its Pro Rata Percentage of the Adjustment Amount.

(ii)           If the Adjustment Amount is a negative number, Buyer shall have the right to retain from the Holdback Amount an amount equal to the absolute value of the Adjustment Amount.  In the event that such amount is greater than the Holdback Amount, Buyer shall have the right to retain the Holdback Amount and the Sellers shall indemnify Buyer for such excess.

(c)           Disputed Adjustment Amount.  If the Seller Representative disagrees with the Adjustment Amount, the Seller Representative shall notify Buyer of such disagreement in writing specifying in reasonable detail the particulars of such disagreement within fifteen (15) Business Days after the Seller Representative’s receipt of the Closing Statement.

(d)           Resolution of Disputed Adjustment Amount.  Buyer and the Seller Representative shall use their reasonable efforts for a period of 30 calendar days after the Seller Representative’s delivery of such notice (or such longer period as Buyer and the Seller Representative shall mutually agree upon) to resolve any disagreements raised by the Seller Representative with respect to the calculation of the Adjustment Amount.  If, at the end of such period, Buyer and the Seller Representative are unable to resolve such disagreements, Buyer and the Seller Representative shall jointly select an independent auditor of recognized national standing to resolve any remaining disagreements, provided that Ernst & Young LLP will be the independent auditor if Buyer and the Seller Representative cannot agree on the selection of such independent auditor.  The determination by such independent auditor shall be final, binding and conclusive on the parties.  Buyer and the Seller Representative shall use their reasonable efforts to cause the independent auditor to make its determination within 30 calendar days of accepting its selection.  The fees and expenses of such independent auditor shall be borne by Buyer and the Seller Representative in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (e.g., if there are $1,000,000 of disputed items and the independent auditor determines that the Seller Representative’s claim prevails with respect to $250,000 of such disputed items and Buyer’s claim prevails with respect to $750,000 of such disputed items, then the Seller Representative would be obligated to pay 75% of the fees and expenses and Buyer would be obligated to pay 25% of the fees and expenses).

(e)           Payment of Adjustment Amount.  All payments made to the Sellers by Buyer as part of the Adjustment Amount shall be made, at Buyer’s election, by check or by wire transfer of immediately available funds to such accounts as the Seller Representative may designate.

ARTICLE II.
CLOSING

2.1.          The Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 9:00 a.m. on August 8, 2011, subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof (or such other date that is not later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

2.2.          Deliveries at Closing.

(a)           Deliveries by Buyer.  Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Seller Parties contained herein and in consideration of the sale, assignment, transfer, conveyance and delivery of the Shares contemplated hereby, Buyer agrees to deliver (or cause to be delivered) to the Seller Representative (or to the applicable Seller Party), at the Closing on the Closing Date the following (reasonably satisfactory in form and substance to the Seller Representative and the Seller Parties’ legal counsel):

(i)            to each Seller, checks or wire transfers of the Consideration to which such Seller is entitled hereunder on the Closing Date in accordance with Section 1.2 hereof in accordance with payment instructions provided by the Seller Representative;

(ii)           a certificate executed by the Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date (A) a true and complete copy of the Amended and Restated Certificate of Incorporation of Buyer certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the Amended and Restated Bylaws of Buyer, (C) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (D) incumbency matters;

(iii)          a certificate of good standing and/or subsistence of Buyer, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(iv)          a certificate executed by an executive officer of Buyer certifying as to the matters set forth in Section 7.1(a) hereof as of the Closing Date; and

(v)           such other documents and instruments as in the opinion of counsel for the Seller Parties may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b)           Deliveries by Seller Parties.  Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Buyer contained herein and in consideration of the Consideration to be paid to the Sellers, the Seller Parties agree to deliver (or cause to be delivered) to Buyer at the Closing on the Closing Date the following (reasonably satisfactory in form and substance to Buyer and its legal counsel):

(i)            a duly executed assignment and stock powers, together with stock certificates evidencing the Shares, transferring all issued and outstanding Shares, free and clear of all Encumbrances, to Buyer;

(ii)           in the case of each Seller that is not a natural person, a certificate executed by a director or the secretary of such Seller certifying as of the Closing Date (A) certified copies of the resolutions duly adopted by such Seller’s board of directors or other similar governing Person or body, authorizing such Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) incumbency matters;

(iii)          a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the Articles of Incorporation of the Company certified as of a recent date by the Secretary of State of the State of California, (B) a true and complete copy of the bylaws of the Company, (C) resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (D) a true and complete copy of the resolutions of the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, if necessary, and (E) incumbency matters;

(iv)          a certificate of good standing and/or subsistence of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of California and all states in which the Company is qualified to do business;

(v)           a certificate executed by each Seller Party certifying as to the matters set forth in Section 7.2(a) hereof as of the Closing Date;

(vi)          evidence of receipt of all consents set forth on Schedule 3.5 of the Disclosure Schedules;

(vii)         resignations from the Persons listed on Schedule 2.2(b)(vii) resigning from the positions with the Company listed on Schedule 2.2(b)(vii) as of the Closing (and such Persons shall have been in office immediately prior to the Closing);

(viii)        a certification by each of the Sellers that meets the requirements of Code Section 1445(b)(2) and applicable Treasury Regulations; and

(ix)           such other documents and instruments as in the opinion of counsel for Buyer may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Sellers and the Company hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedules, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1.          Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct its business as it is presently being conducted, to own and/or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered to Buyer are true, accurate and complete as of the date hereof.

3.2.                              Subsidiaries.  The Company does not have any direct or indirect Subsidiaries.  Except as set forth on Schedule 3.2 of the Disclosure Schedules, the Company has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.

3.3.                              Capitalization.

(a)                                  (i) Schedule 3.3(a) of the Disclosure Schedules sets forth the authorized and all issued and outstanding shares of capital stock of the Company, the name of each record holder of the shares, and the amount of such class of the shares held of record by each such holder; and (ii) the Shares represent one hundred percent (100%) of the issued and outstanding capital stock of the Company.  Upon transfer of the Shares to Buyer pursuant to Section 1.1 hereof, Buyer will become the sole beneficial and record owner of one hundred percent (100%) of the issued and outstanding capital stock and equity interests of the Company.

(b)                                 All issued and outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights.  Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, there are no outstanding (i) shares of capital stock, other equity interests or voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock, other equity interests or voting securities of the Company or (iii) compensatory equity or equity-linked awards of any form, including, without limitation, any stock appreciation rights, restricted stock awards, stock units, “phantom” stock, deferred stock awards, performance stock or similar awards or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value-based on equity-linked performance award (the items in clauses 3.3(b)(i), 3.3(b)(ii) and 3.3(b)(iii) being referred to collectively as the “Company Securities”).  Except as set forth on Schedule 3.3(a), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Securities.  Except as set forth on Schedule 3.3(a), there are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect to which any Seller Party is a party, or by which any Seller Party is bound, with respect to the governance of the Company or the voting or transfer of any Company Securities.  No distributions (including distributions for taxes) are owed by the Company with respect to any Shares or owed by the Company to any holders of Company Securities in their capacity as such.

(c)                                  The Company has not violated in any material respect any Regulations, including applicable federal or state securities laws, in connection with the offer, sale or issuance of any capital stock of the Company or any other securities, and such capital stock and other securities have been issued and granted in compliance in all material respects with all requirements set forth in the Company’s Organizational Documents.

3.4.                              Authorization.  The Company has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved by all necessary corporate action and no other proceedings or actions on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.5.                              Consents and Approvals.  Except as set forth on Schedule 3.5 of the Disclosure Schedules, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person, and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by the Company or any Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company.

3.6.                              Absence of Certain Changes or Events.  Except as set forth on Schedule 3.6 of the Disclosure Schedules, since December 31, 2010, there has not been any:

(a)                                  issuance of, or commitment to issue, any shares of capital stock or any security convertible into or exchangeable for such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)                                 amendment to any Organizational Documents of the Company;

(c)                                  adoption of or change in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; change in any material Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case relating to any of the assets of the Company, or any of the Liabilities of the Business;

(d)                                 revaluation of any assets of the Company, including, without limitation, by writing off notes or accounts receivable, except in the ordinary course of business;

(e)                                  any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company or the Business;

(f)                                    cancellation of any indebtedness or waiver or release of any material right or claim of the Company;

(g)                                 (i) hiring or termination by the Company of any employee, consultant or director (except for the hiring or termination of non-executive employees with aggregate annual compensation below $75,000 hired in the ordinary course of business consistent with past practice), (ii) payment, announcement, promise or grant, whether orally or in writing, of any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including, without limitation, any increase or change pursuant to any Company Plan (except as required by any applicable Regulation), or (iii) entry into, adoption or amendment of any Company Plan;

(h)                                 adverse change in employee relations which has or is reasonably likely to have a material effect on the financial condition or results of operations of the Company or an adverse effect on the relationships between the employees of the Company and the management of the Company;

(i)                                     entry into, amendment, cancellation or termination of any Contract, Lease or Permit to which the Company is a party, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000, except in the ordinary course of business;

(j)                                     mortgage, pledge or other Encumbrance of any assets of the Company, except purchase money mortgages arising in the ordinary course of business;

(k)                                  sale, assignment or transfer of any assets of the Company, other than in the ordinary course of business;

(l)                                     transfer of the registration of any Business Domain Names or failure to timely renew the registration of any Business Domain Names (including any Internet domain names that become Business Domain Names after the date hereof);

(m)                               incurrence of indebtedness by the Company for borrowed money or commitment to borrow money entered into by the Company, made or agreed to be made by the Company, or indebtedness guaranteed by the Company;

(n)                                 incurrence by the Company of material Liabilities, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying, or methods of calculating, any doubtful account, contingency or other reserves of the Company;

(o)                                 payment, discharge or satisfaction of any Liabilities of the Company other than in the ordinary course of business;

(p)                                 capital expenditures in excess of $25,000 in the aggregate relating to the Business, execution of any Lease to which the Company is a party or incurrence of any obligations to make any capital expenditures in excess of $25,000 in the aggregate or execute any Lease;

(q)                                 failure to pay or satisfy when due any material Liability of the Company related to the Business, except in the ordinary course of business;

(r)                                    disposition, sale, transfer, assignment, Encumbrance, pledge, license (except in the ordinary course of business), abandoning, failure to maintain or lapsing of any Intellectual Property of the Company, or any disposition or disclosure to any Person of any Intellectual Property of the Company not theretofore a matter of public knowledge;

(s)                                  occurrence or existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect; and

(t)                                    agreement, whether oral or written, by the Company, to do any of the things described in the preceding clauses (a) through (s) other than as expressly provided for herein.

3.7.                              Facilities.

(a)                                  Owned Real Property.  The Company owns no Owned Real Property.

(b)                                 Actions.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or other Actions relating to any Facility.

(c)                                  Leases or Other Agreements.  Except for Facility Leases listed on Schedule 3.9(a) of the Disclosure Schedules, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, to which the Company is a party, granting to any Person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

(d)                                 Facility Leases and Leased Real Property.  With respect to each Facility Lease, the Company has an unencumbered interest in the Leasehold Estates, other than Encumbrances which do not materially interfere with, or otherwise affect, the present use and enjoyment by the Company of the Facility subject thereto or affected thereby.  The Company enjoys peaceful and undisturbed possession of all the Leased Real Property.

(e)                                  Certificate of Occupancy.  To the Knowledge of the Company, all Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Regulations.

(f)                                    Utilities.  To the Knowledge of the Company, all Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated.

(g)                                 No Special Assessment.  To the Knowledge of the Company, the Company has not received notice of any special assessment relating to any Facility or any portion thereof.

3.8.                              Condition and Sufficiency of Assets.  The equipment of the Company is and, to the Knowledge of the Company, the buildings and structures leased by the Company are, structurally sound and are in good operating condition and repair, subject to reasonable wear and tear.  The buildings, structures and equipment of the Company are adequate for the uses to which they are being put, and none of such equipment (nor, to the Knowledge of the Company, the buildings and structures leased by the Company) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, structures and equipment of the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.  The improvements constructed on the buildings, structures and equipment of the Company, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other Tangible Property owned, leased or used by the Company at the Facilities are (a) insured to the extent and in a manner customary in the industry, (b) structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear, and fit for use in the ordinary course of business, (d) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (e) sufficient for the operation of the Business as presently conducted and (f) in conformity, in all material respects, with all applicable Regulations.  The Company owns, or has a valid leasehold or other interest in, and immediately after the Closing Date, the Company will continue to own, or have a valid leasehold or other interest in, all assets necessary for the conduct of the Business as presently conducted by the Company and to permit Buyer to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date hereof.

3.9.                              Contracts and Commitments.

(a)                                  Contracts.  Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts in any way related to the Business (including oral agreements) of the following categories:

(i)                                     Contracts not made in the ordinary course of business that are not otherwise required to be disclosed pursuant to clauses (ii)-(xviii) below;

(ii)                                  all management agreements or Contracts for the employment or engagement of any officer, individual employee, consultant or other Person on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) in excess of $75,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the Company’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or Liability;

(iii)                               collective bargaining agreements or other Contracts with any labor union, or severance agreements, programs, policies or arrangements;

(iv)                              Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of any employee, consultant, officer, director, shareholder or Affiliate of the Company, to engage in any line of business, compete with any Person or that otherwise have the effect of restricting in any material respect the employee, consultant, officer, director, shareholder or Affiliate of the Company from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations;

(v)                                 distribution, franchise, license, technical assistance, sales, customer, commission, agency or advertising contracts related to the assets of the Company or the Business;

(vi)                              options with respect to any property, real or personal, whether the Company shall be the grantor or grantee thereunder;

(vii)                           Contracts involving future expenditures or Liabilities, actual or potential, individually in excess of $25,000 or otherwise material to the Business or the assets of the Company;

(viii)                        Contracts involving performance of services or delivery of products, including, without limitation, Internet domain names, by the Company, actual or potential, individually in excess of $25,000 or otherwise material to the Business or the assets of the Company;

(ix)                                Contracts involving receipts, actual or potential, individually in excess of $25,000 or otherwise material to the Business or the assets of the Company;

(x)                                   Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person;

(xi)                                promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $25,000, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company are pledged (excluding credit provided by the Company in the ordinary course of business to purchasers of the Company’s services or products, including, without limitation, Internet domain names);

(xii)                             Contracts containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person;

(xiii)                          any Contract with the United States, state or local government or any agency or department thereof;

(xiv)                         Leases of real property;

(xv)                            Leases of personal property not cancelable (without Liability) within 30 calendar days;

(xvi)                         written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company;

(xvii)                      joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person; and

(xviii)                   Contracts relating to the development, ownership or licensing of any patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the disposition, appropriation or the nondisclosure of any of the Intellectual Property of the Company.

The Company has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 3.9(a) of the Disclosure Schedules, including all amendments and supplements thereto.

(b)                                 Absence of Defaults.  All of the Contracts and Leases identified on Schedule 3.9(a) are valid, binding and enforceable in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  The Company has complied in all material respects with the provisions of each such Contract or Lease and is not in material Default thereunder, and, to the Knowledge of the Company, all other parties to such Contracts and Leases have complied in all material respects with the provisions thereof and no party is in material Default thereunder.  No written notice of any claim of Default with respect to any such Contract has been given to the Company.  To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract.

3.10.                        Permits.

(a)                                  Schedule 3.10 of the Disclosure Schedules sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company.  The Company has, and at all times has had, all material Permits required under any Regulation (including Environmental Laws) in the operation of its Business, and owns or possesses such Permits free and clear of all Encumbrances.  The Company is not in Default, nor has the Company received any notice of any claim of Default, with respect to any such Permit.  Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement.  No present or former shareholder, director, officer, Representative or employee of the Company or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses.

(b)                                 The Permits set forth on Schedule 3.10 of the Disclosure Schedules collectively constitute all of the material Permits necessary to permit the Company to lawfully conduct and operate the Business in the manner that the Business is currently conducted and to permit the Company to own and use its assets in the manner in which the Company currently owns and uses its assets.

3.11.                        No Conflict or Violation.  Except as set forth on Schedule 3.11 of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the assets of the Company, under any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which the Company is a party or (ii) by which the assets of the Company are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on any of the assets of the Company, (e) cause Buyer, the Company or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permits that are held by the Company or that otherwise relate to the Business or any of the assets of the Company.

3.12.                        Financial Statements and Other Financial Information.  The Company has heretofore delivered to Buyer the Financial Statements, copies of which are attached as Schedule 3.12 of the Disclosure Schedules.  The Financial Statements:

(a)                                  are in accordance with the Books and Records of the Company,

(b)                                 have been prepared in a manner consistent with the past practice of the Company, and

(c)                                  fairly and accurately present in all material respects the assets, Liabilities (including all reserves) and financial condition of the Company as of the respective dates thereof and the results of operations and changes in cash flows of the Company for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments shall not be material in the aggregate).

3.13.                        Undisclosed Liabilities.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, the Company has no Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Interim Balance Sheet, (b) for Current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date and (c) for Liabilities that (i) are not required to be set forth on a Balance Sheet in accordance with GAAP and (ii) are not material in amount.

3.14.                        Books and Records.  The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The Company has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and the Business.  The minute books of the Company previously delivered to Buyer accurately and adequately reflect all action previously taken by the directors and shareholders of the Company.  The copies of the stock book records of the Company previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in the Company’s stockholdings through and including the date hereof.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company.

3.15.                        Litigation.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Company, threatened or anticipated (a) that are against, related to or affecting (i) the Company, the Business or the assets of the Company (including with respect to Environmental Laws), (ii) any officers or directors of the Company that are involved in the operations of the Business or (iii) any shareholder of the Company in such shareholder’s capacity as a shareholder of the Company, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) against the Company or any officer or director of the Company that involve the risk of criminal liability or (d) in which the Company is a plaintiff.  The Company is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, the Business or the assets of the Company.  There is not a reasonable likelihood of an adverse determination of any pending Actions set forth on Schedule 3.15 of the Disclosure Schedules or otherwise related to or affecting the Business.  There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company, the Business or the assets of the Company.

3.16.                        Labor Matters.

(a)                                  Employees.  Schedule 3.16 of the Disclosure Schedule contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.  No executive or key employee of the Company and no group of employees or contractors of the Company, including salespersons, has informed the Company (whether orally or in writing) of any plan to terminate employment with or services to the Company, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services to the Company.

(b)                                 Employment Law.  The Company has not violated in any material respect any applicable Regulation or Court Order regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor or employment-related matters, including without limitation any Regulation or Court Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety.  Without limiting the foregoing, the Company is in compliance in all material respects with all Employment Statutes.

(c)                                  Labor.  The Company is not and has never been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company.  There are no unfair labor practice charges pending before the National Labor Relations Board or any other governmental authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.  The Company has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d)                                 Compensation.  (i) The Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any governmental authority with respect to any persons currently or formerly employed by the Company; and (iii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices.

(e)                                  Workers’ Compensation.  There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)                                    WARN Act.  With respect to the transactions contemplated by this Agreement, any notices required under any Regulation or collective bargaining agreement have been given and all bargaining obligations with any employee representative have been satisfied.  In the three years prior to the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or facility of the Company.

(g)                                 Service Providers.  Schedule 3.16(g) contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person.  Except as set forth on Schedule 3.16(g), the Company does not engage or retain any independent contractors, consultants, agents or agency employees.  The Company has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.  Each such independent contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company, a copy of which has been previously delivered to Buyer.

3.17.                        Compliance with Law.  The Company and the conduct of the Business have not violated in any material respects and are in compliance in all material respects with all Regulations and Court Orders relating to the Company, the Business or the assets of the Company taken as a whole.  The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and the Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

3.18.                        Intellectual Property.

(a)                                  Intellectual Property Assets.  Schedule 3.18(a) of the Disclosure Schedules sets forth a true and complete list of all of the Business Registered Intellectual Property, all of which is registered in the name of the Company.  Schedule 3.18(a) of the Disclosure Schedules also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, service mark, logo, and trade name, the application/serial number or registration number, the class of goods covered and the expiration date for each country, (iii) for each copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed, (iv) for each Internet domain name, the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar, and (v) all actions that must be taken by the Company within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Business Registered Intellectual Property.  Schedule 3.18(a) of the Disclosure Schedules also sets forth all material unregistered trademarks, service marks, logos and trade names owned by the Company or used in connection with the Business.  True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of the Company or in which the Company has any interest whatsoever, or is otherwise material to the Business, have been provided to Buyer.  The Company has all right, title or interest in or to all Intellectual Property (other than licenses of Intellectual Property from third parties disclosed on Schedule 3.18(b) of the Disclosure Schedules) related to or used or useful in connection with the operation of the Business.

(b)                                 Licensing Agreements.  Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue related to) Intellectual Property by the Company to a third party, or (ii) a license of (or covenant not to sue related to) Intellectual Property by a third party to the Company (in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law).  A true and correct copy of each such Contract has been provided to Buyer.  Such Contracts are legal, valid, binding, enforceable and in full force and effect, and the underlying Intellectual Property for each such Contract is not subject to any outstanding injunction, judgment, order, decree or ruling.  No Action is pending or, to the Knowledge of the Company, threatened, nor has any written claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Intellectual Property for each such Contract.  The Company has not granted any sublicense or similar right with respect to any such Contract.  Except as set forth on Schedule 3.18(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not result in a breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such Contracts.  The Company and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, any such Contracts, and have not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become a breach or default thereunder.  No party to any such Contract has given the Company written notice of termination or repudiation of any provision thereof (nor has the Company given any such notice to another party).  Following the Closing Date, the Company will continue to be permitted to exercise all of the Company’s rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.  Schedule 3.18(b) of the Disclosure Schedules also sets forth a true and complete list of all royalties, fees, and similar payments that the Company is obligated to pay to any third party who owns or is a licensee of any Intellectual Property, and except as set forth therein, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property.

(c)                                  Ownership, Validity and Enforceability of Intellectual Property.  The Business Intellectual Property is valid, subsisting, enforceable and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened Action that challenges the validity, enforceability, registration, ownership or use of the item.  The Business Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or, to the Knowledge of the Company, threatened, opposition, cancellation, interference or similar proceeding.  All necessary registration, maintenance and renewal fees currently due in connection with the Business Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Business Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Registered Intellectual Property.  The Company owns all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, or possesses a valid license, in and to all Business Intellectual Property, and with respect to Business Registered Intellectual Property, the Company is listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof (except to the extent the Company is a licensee thereunder).  There are not, and it is reasonably expected that immediately after the Closing there will not be, any restrictions on the Company’s or its Affiliates’ right to sell products owned by or offer services provided by the Company, in connection with the Business, or to transfer or license any Business Intellectual Property.  Except with respect to licenses of Intellectual Property by a third party to the Company, the Company owns all Intellectual Property rights in and all software used in the operation of the Business.  The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Business Intellectual Property, to any other Person or (ii) permitted the Company’s rights in such Business Intellectual Property to enter into the public domain.

(d)                                 Protection of Intellectual Property.  The Company is taking and has taken reasonable steps to obtain, maintain, police and protect the Business Intellectual Property and to maintain and protect the confidentiality of any trade secrets and other material Confidential Information of the Business.  The Company has the right to use, or has ownership of, free and clear of all Encumbrances, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former customers of the Business, and no Person other than the Company possesses any claims or rights with respect to use of such information.  Without limiting the foregoing, all current and former employees, consultants and contractors of the Company that have created any Intellectual Property used or held for use by the Company have executed such agreements in which they have assigned or otherwise vested all of their rights in and to such Intellectual Property to the Company.  The Company is not, and to the Knowledge of the Company no other party to any such agreement is, in material breach thereof.  No current or former employees, consultants or contractors of the Company own any Intellectual Property used or held for use by the Company.  No Person has asserted, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property of the Company.

(e)                                  No Infringement.  The Company has not, and the Business Intellectual Property and operation of the Business have not, infringed, conflicted with, misappropriated, or otherwise violated any rights of any Person in or to any Intellectual Property, violated any right to privacy or publicity, nor constituted unfair competition or trade practices under the laws of any jurisdiction to which the Company or the Business is subject.  Except as set forth in Schedule 3.18(e) of the Disclosure Schedules, the

Company has not received written notice from any Person claiming that the Business Intellectual Property or the operation of the Business infringes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that the Company must license or refrain from using any Intellectual Property rights of any Person (nor does the Company have knowledge of any basis therefor).  The Business Intellectual Property and Intellectual Property licensed to the Company is all of the Intellectual Property necessary for the operation of the Business.

(f)                                    No Third Party Infringers.  The Company has taken reasonable and prudent steps to protect the Business Intellectual Property from infringement by any other Person.  No other Person (i) has the right to use the Company’s trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or to cause a mistake or to deceive, (ii) has notified the Company that such Person is claiming any ownership of or right to use any of the Business Intellectual Property, or (iii) to the Knowledge of the Company, is infringing upon, violating or misappropriating any of the Business Intellectual Property in any way.

(g)                                 Liabilities.  Except as set forth on Schedule 3.18(g) of the Disclosure Schedules, the Company has no obligation under any agreement to provide indemnification for infringement of any third-party Intellectual Property rights, or to provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any Intellectual Property.

(h)                                 No Order.  There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company is a party or is otherwise bound, other than licenses of Business Intellectual Property to third parties and licenses of Intellectual Property to the Company and in each case disclosed on Schedule 3.18(h) of the Disclosure Schedules, that (i) restrict the rights of the Company to use, transfer, license or enforce any Business Intellectual Property; (ii) restrict the current or planned conduct of the Business in order to accommodate a third party’s Intellectual Property; or (iii) grant any third party any right with respect to any Business Intellectual Property that is owned by Company or exclusively licensed to the Company.

(i)                                     Privacy.  The Company and the Business comply and have complied in all material respects with all applicable laws and their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Business.  The Company takes and has taken reasonable and prudent measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.  The execution, delivery and performance of this Agreement comply and will comply with all applicable laws relating to privacy and the Company’s applicable privacy policies.  Schedule 3.18(i) of the Disclosure Schedules sets forth a true and complete list of all current and past privacy policies and guidelines of the Company relating to the Business (true and correct copies of which have been provided to Buyer) and the Company has at all times made all disclosures to users or customers required by applicable laws and none of such disclosures have been inaccurate, misleading, deceptive or in violation of any applicable laws in any material respect.

(j)                                     Information Technology Systems.  To the Knowledge of the Company, all information technology systems and computers of the Business, and Business Intellectual Property (and all parts thereof), are free of:  (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions; and (ii) any disabling codes or instructions and any

“back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems, computers or Business Intellectual Property (or any parts thereof) or data or other software of users (“Contaminants”).  The Company takes and has taken reasonable steps, and implements and has implemented reasonable procedures, intended to ensure that information technology systems used in connection with the operation of the Business are free from Contaminants.  The Company has reasonably appropriate disaster recovery plans, procedures and facilities for the Business, and takes and has taken reasonable steps to safeguard the information technology systems and computers used in the operation of the Business.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems and computers.  The Company has implemented all material security patches or upgrades that are generally available for such information technology systems and computers where such patches or upgrades are reasonably required to maintain their security.

(k)                                  No Required Consents.  Except as set forth on Schedule 3.18(k) of the Disclosure Schedules, there are no agreements relating to Business Intellectual Property or Intellectual Property licensed to the Company that require a consent or waiver for the transactions contemplated by this Agreement.

(l)                                     Transaction.  Except as set forth on Schedule 3.18(l) of the Disclosure Schedules, the transactions contemplated by this Agreement will not result in Buyer, the Company:  (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party.  As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

(m)                               Open Source.  Except as set forth on Schedule 3.18(m) of the Disclosure Schedules, no open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any software that is Business Intellectual Property.

(n)                                 Source Code.  The execution of this Agreement will not result in the disclosure to a third Person of any Source Code for software that is Business Intellectual Property (including without limitation any release from escrow of any such Source Code) or the grant of incremental rights to a Person with regard to such Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on behalf of the Company to any Person of any Source Code for software that is Business Intellectual Property, and no portions of such Source Code have been disclosed, delivered or licensed to a third Person.  As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

3.19.                        Employee Benefit Plans.

(a)                                  Company Plans.  Schedule 3.19(a) of the Disclosure Schedules sets forth a complete and correct list of all Company Plans.  (a) The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received IRS determination letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to each Company Plan, (vi) all material records, notices and filings concerning IRS or Department of Labor audits or investigations of the Company Plans, and (vii) all non-routine, written communications relating to any Company Plan and any proposed Company Plans.  The Company has no current plan or commitment to adopt or enter into any additional Company Plan or to amend or terminate any existing Company Plan.

(b)                                 Certain Plans.  No Company Plan is a, and neither the Company nor any ERISA Affiliate of the Company contributes to, has ever contributed to or has any Liability or obligation, whether actual or contingent, with respect to any, (A)  “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c)                                  Retiree Medical.  The Company has no obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former employees, consultants or directors or any retirees of the Company, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, director or retiree, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Regulation.  There has been no communication to any current or former employee, consultant, director or any retiree of the Company, or the spouses, dependents or beneficiaries of any of the foregoing, that would reasonably be expected to promise or guarantee any such health, accident, disability, life insurance or death benefits.

(d)                                 Transaction Payments.  Except as set forth on Schedule 3.19(d) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director or any such group of employees, consultants or directors; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(e)                                  Company Plan Operation.  Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code.  The Company has performed in all material respects all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Plan.  No Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course).  With respect to each Company Plan: (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Regulation.

(f)                                    Company Plan Compliance.  The Company has not failed to distribute any required reports or descriptions of Company Plans to any Company Plan participants (including without limitation any summary annual reports or summary plan descriptions).  To the Knowledge of the Company, no excise tax could reasonably be expected to be imposed upon the Company under Chapter 43 of the Code.  The Company has not made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(g)                                 Company Plan Qualification.  Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.  Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(h)                                 Company Plan Contributions.  All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates, or, to the extent not yet due as of the date of the Interim Balance Sheet, have been adequately accrued on the Company’s Interim Balance Sheet.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental authority.

(i)                                     Audits/Investigations.  No Company Plan, and neither the Company nor any Company Plan fiduciary with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j)                                     Indebtedness.  Schedule 3.19(j) of the Disclosure Schedules sets forth any and all indebtedness in excess of $10,000 owed to the Company by any current or former employee; consultant or director of the Company.

(k)                                  Foreign Plans.  No Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company (or any dependent thereof) subject to the laws of any jurisdiction outside of the United States.

(l)                                     COBRA/HIPAA; Company Plan Status.  The Company and each of its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Regulations (including the proposed regulations) thereunder.  No Company Plan is a voluntary employee benefit association under Section

501(a)(9) of the Code.  The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

3.20.                        Transactions with Certain Persons.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, no shareholder, officer, director, Representative or employee of the Company or any Affiliate of the Company nor any member of any such Person’s immediate family is presently, or within the past three years has (a) been a party to any transaction with the Company, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services (other than for services as officers, directors or employees of the Company) by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a shareholder, member, officer, director, trustee or partner; (b) been engaged in competition with the Business; or (c) has had business dealings or a material financial interest in any transaction with the Company or with respect to the Business (other than business dealings or transactions conducted in the ordinary course of the business with the Company at substantially prevailing market prices and on substantially prevailing market terms).

3.21.                        Certain Payments. To the Knowledge of the Company, neither the Company nor any of the Company’s directors, officers, shareholders, Representatives or employees or any other Person affiliated with or acting for or on behalf of the Company or the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of their respective Affiliates or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices’ Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records.  Neither the Company nor any Affiliate of the Company has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers and has at all times done business in an open and ethical manner.

3.22.                        Tax Matters.

(a)                                  The Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed by it (taking into account any extension of time to file).  All such Tax Returns are complete and accurate in all material respects.  All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax Authority in a jurisdiction where Tax Returns have not been filed by the Company that the Company is or may be subject to taxation by that jurisdiction.

(b)                                 No deficiencies for material Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority or other governmental authority.  There are no pending (or, based on written notice, threatened) audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company.  No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.  The Company has delivered or made available to Buyer complete and accurate copies of federal, state and local income Tax Returns of the Company and its predecessors, if any, for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor of the Company), if any, since the last day of the last taxable year for which the applicable statute of limitations is closed, with respect to Taxes of any type.  The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.

(c)                                  The unpaid Taxes of the Company do not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)                                 There are no Encumbrances for Taxes upon any property or asset of the Company (other than for current Taxes not yet due and payable).

(e)                                  All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, by the Company have been timely withheld, collected, deposited or paid.

(f)                                    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, or any prepaid amount received on or prior to the Closing.

(g)                                 There are no, and have never been, Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.

(h)                                 The Company has never been a member of an Affiliated Group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes.  The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(i)                                     None of the Company and any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code.  The are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of applicable law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(j)                                     The Company (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (v) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)                                  The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.  The Company has not participated, and does not plan to participate, in any Tax amnesty program.

(l)                                     The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement of Contract which is treated as a partnership for Tax purposes and (ii) does not own a single member limited liability company which is treated as a disregarded entity.

(m)                               Except as set forth on Schedule 3.22(m) of the Disclosure Schedules, the Company (i) has neither agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code; and (iii) has not made any of the foregoing elections, and is not required to apply any of the foregoing rules, under any comparable state or local Tax provision.

(n)                                 The Company does not own an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by the Agreement and (y) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.

(o)                                 None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

(p)                                 Each Company Plan and each other contract, agreement, plan, program or arrangement maintained, established or entered into by the Company that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been (i) operated in good faith compliance with Section 409A of the Code or an available exemption therefrom from January 1, 2005 through December 31, 2008 (to the extent in existence during such period), and (ii) maintained and operated, since January 1, 2010 (to the extent in existence since such date), in material compliance with Section 409A or the Code or an available exemption therefrom.

(q)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(r)                                    There is no Contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

3.23.                        Insurance.  Schedule 3.23 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability (which list shall be for three years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by the Company with respect to or that covers the Business.  True and correct copies of all such policies or binders have been delivered to Buyer.  All such insurance coverage applicable to the Company or the Business is in full force and effect.  There is no Default under any such coverage nor has there been any failure to give notice or present any material claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received.  There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments.  There are no outstanding performance bonds covering or issued for the benefit of the Company.  To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders.  No insurer has advised the Company that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder.

3.24.                        Customers.  Schedule 3.24 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest customers of the Business based on dollar revenues during the last fiscal year, showing the approximate total revenues in dollars from each such customer during such fiscal year.  Since the Interim Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any customer named on Schedule 3.24 of the Disclosure Schedules.  The Company has not received any written communication from any customer named on Schedule 3.24 of the Disclosure Schedules of any intention to terminate or materially reduce purchases of products (including Internet domain names) or services.

3.25.                        Compliance with Environmental Laws. To the Knowledge of the Company, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are required in order to comply with such statute, law or regulation.  The Company has not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, an alleged violation of or non-compliance with the conditions of any Environmental Law, nor is the Company aware of any basis for such notice, inquiry or investigation.

3.26.                        Banking Relationships.  Schedule 3.26 of the Disclosure Schedules sets forth a complete and accurate description of all arrangements that the Company or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

3.27.                        No Brokers.  Except as set forth on Schedule 3.27 of the Disclosure Schedules, neither the Company nor any of its respective shareholders, officers, employees, Representatives or Affiliates, nor any other Seller Party has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, Buyer, the Sellers or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.28.                        No Other Agreements to Sell the Assets or Capital Stock of the Company.  No Seller Party or Affiliate or Representative of any Seller Party has any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the assets of the Company, to sell or effect a sale of any capital stock of or other equity interest in the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.  The Company is not currently engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby represents and warrants to Buyer, severally as to himself or herself, as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1.                              Organization.  Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the Regulations of its jurisdiction of incorporation or organization.

4.2.                              Authorization.  Such Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his or her obligations hereunder.  No other proceedings on the part of such Seller are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller enforceable against him or her in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3.                              No Conflict or Violation.  The execution and delivery by such Seller of this Agreement does not, and the performance by such Seller of this Agreement will not, (i) if such Seller is an entity, conflict with or violate any provision of the Organizational Documents of such Seller; (ii) conflict with or violate any law applicable to such Seller or by which any property or asset of such Seller is bound; or (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or Default (or an event which with notice or lapse of time or both would become a Default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract to which such Seller is a party or to which any of his or her property or assets is subject.

4.4.                              Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person is required to be made or obtained by such Seller or any Affiliate of such Seller in connection with the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby by such Seller.

4.5.                              Title to Shares.  Such Seller is the sole record and beneficial owner of the number of Shares set forth opposite his or her name on Schedule 1.2 of the Disclosure Schedules.  Such Seller has full power and authority to sell, transfer, assign and deliver such Shares to Buyer as provided in this Agreement.  Each of the Shares owned by such Seller is owned free and clear of, and none of such Shares is subject to, any Encumbrances (other than any restrictions imposed by securities Regulations applicable to unregistered securities generally).  Upon delivery of the certificates representing the Shares owned by such Seller as provided in this Agreement, each such Share will have been duly transferred to Buyer, good and transferable title to each such Share will be held by Buyer free and clear of any Encumbrances

(other than any restrictions imposed by securities Regulations applicable to unregistered securities generally), and Buyer will be the sole record and beneficial owner of all such Shares.

4.6.                              Affiliate Transactions.

(a)                                  Except as disclosed on Schedule 4.6(a), none of such Seller, any Affiliate of such Seller or any entity in which any such Person owns any beneficial interest, is engaged in any transaction described in Section 3.20.  The Company has no Liabilities to such Seller or any controlled Affiliate of such Seller, other than employment-related Liabilities arising in the ordinary course of business.

(b)                                 There are no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) owed to the Company by such Seller or any Affiliate of such Seller.

4.7.                              Litigation.  There are no Actions pending or, to such Seller’s knowledge, currently threatened, against such Seller or its Affiliates, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

4.8.                              No Brokers.  Except as set forth on Schedule 3.27 of the Disclosure Schedules, neither such Seller nor any of such Seller’s respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Seller Parties, Buyer, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.9.                              Exculpation by Seller.  Such Seller acknowledges that, with respect to tax considerations involved in the transactions contemplated by this Agreement, such Seller is not relying on Buyer or the Company (or any agent or representative of the same) and acknowledges and agrees that Buyer has not made any representations or warranties regarding the tax or treatment of any transaction contemplated by this Agreement.  Such Seller has carefully considered and, to the extent that he or she believes such discussion necessary, has discussed with his or her professional tax advisors the consequences of the transactions contemplated by this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Parties as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

5.1.                              Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own and lease its properties and assets and conduct its business as such business is presently being conducted.

5.2.                              Authorization.  Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly approved by the board of directors of Buyer.  No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and is, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

5.3.                              No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or (c) violate any Regulation or Court Order.

5.4.                              No Brokers.  Neither Buyer nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer, any Seller Party or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI.
COVENANTS

The Seller Parties and Buyer each covenant and agree with the other as follows:

6.1.                              Confidentiality and Non-Competition.

(a)                                  Each Seller acknowledges that such Seller has knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill.  Each Seller acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Buyer and its Affiliates or their respective customers, advertisers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets.  Each Seller agrees that a substantial portion of the Consideration is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Buyer and its Affiliates, and constitutes a substantial part of the value to Buyer and its Affiliates of the Business and the assets of the Company.  Each Seller further acknowledges that Buyer and its Affiliates would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates.  Accordingly, each Seller covenants and agrees that he or she shall not, directly or indirectly, and shall use his or her commercially reasonable efforts to ensure that any agents, Representatives, Affiliates and any other persons acting on such Seller’s behalf (each Seller and such agents, Representatives, Affiliates and other persons with respect to each Seller being collectively referred to as “Restricted Persons”) do not, without the prior written consent of Buyer, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable except that Sellers may use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item:

(i)                                     is or becomes generally known on a non-confidential basis, through no wrongful act of any Restricted Person, to persons in the industry in which Buyer or the Company is engaged; or

(ii)                                  is or becomes available to a Restricted Person on a non-confidential basis from a source other than Buyer, any Seller Party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, any Seller Party or any other Person with respect to such information.

(b)                                 Each Seller hereby acknowledges that Buyer and its Affiliates will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of the Company’s inventions, Confidential Information, customers, accounts and business partners.  Therefore, each Seller hereby agrees that, if allowed to participate in Competitive Activities in violation of this Section 6.1(b), such Seller would substantially impair the value of the Business being acquired by Buyer.  Each Seller agrees that for a twenty-four (24) month period following the Closing Date, subject to the proviso set forth at the end of this Section 6.1(b), each Seller shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner or in any other capacity, and shall use such Seller’s best efforts to ensure that all other Restricted Persons do not directly or indirectly:

(i)                                     engage in the business of being an online advertising sales network, including representing publishers in online sales, or developing campaigns with advertisers and agencies, or providing ad serving or video delivery technologies (the “Competitive Activities”);

(ii)                                  own any interest in, manage, operate, join or control any business or organization that engages in a Competitive Activity;

(iii)                               solicit for employment, employ or engage any person or entity who is or becomes employed by Buyer or any of its Affiliates; or

(iv)                              solicit or entice customers or distribution partners of Buyer or any of its Affiliates to cease doing business with or reduce its relationship with Buyer or any of its Affiliates;

provided, that the ownership of less than 1% of the outstanding equity interests in a publicly traded entity shall not constitute a violation of this Section 6.1(b) so long as no Seller or other Restricted Persons has any active participation in the business of such entity.

(c)                                  Each Seller hereby expressly acknowledges that the covenants contained in this Section 6.1 are integral to this Agreement and the transactions contemplated hereby and that without the protection of such covenants, Buyer would not have entered into this Agreement.  Each Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer and/or its Affiliates in connection with an actual or threatened breach by a Restricted Person of the provisions of this Section 6.1.  Accordingly, on his or her own behalf and on behalf of each of his or her Restricted Persons, each Seller hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.1.  In addition, Buyer shall be entitled to pursue any other available remedies at law or in equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.1.  Each Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.1 should such enforcement ever become necessary.

6.2.                              Further Assurances.  Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement from other parties to the Contracts and Leases, provided that neither Buyer nor any of its Affiliates shall be required to make any extraordinary payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; provided, further, that the Company or any of its Affiliates shall not be required to make any payments or commence litigation to obtain any such waivers, consents or approvals; (ii) to obtain all necessary Permits as are required to be obtained under any Regulations; (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to give all notices to, and make all registrations and filings with, third parties, including, without limitation, submissions of information requested by governmental authorities; and (vi) to fulfill all conditions to this Agreement.  The Company shall provide Buyer with a reasonable opportunity to review, comment on and approve any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by the Company and shall promptly deliver to Buyer a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by the Company prior to the Closing Date.  In addition, the Company will commence all action required under this Section 6.2 by a date which is early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date.

6.3.                              No Solicitation.  From the date hereof through the Closing or the earlier termination of this Agreement, no Seller shall, and each of them shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, and the Company shall not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Company’s assets, or of any shares of capital stock of or other equity interests in the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Proposed Acquisition Transaction”).  From the date hereof through the Closing or the earlier termination of this Agreement, no Seller shall, directly or indirectly, through any shareholder, officer, employee, Representative, agent or otherwise, and the Company shall not, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction.  The Company shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to Buyer) of the terms of this Section 6.3 and will promptly notify Buyer (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Buyer with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep Buyer informed of the status of any negotiations regarding such offer.  The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

6.4.                              Notification of Certain Matters.  From the date hereof through the Closing, each of Buyer, on the one hand, and the Seller Parties, on the other hand, shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event the occurrence of which or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of any such party or any Affiliate of any such party, or of any of their respective Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.  The Company shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.  Any notice by Buyer given pursuant to this Section 6.4 shall be deemed to be given to all Seller Parties if delivered to the Seller Representative.

6.5.                              Investigation by Buyer.  From the date hereof through the Closing Date, the Company shall, and shall cause its respective shareholders, officers, employees and agents to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Company and the Business for the purpose of inspecting the same, and to the shareholders, officers, employees, agents, attorneys, accountants, properties, Company Plans, Books and Records and Contracts, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request, including an unaudited combined balance sheet and the related statements of income, retained earnings and cash flow of the Business for each month, from the date hereof through the Closing Date within ten calendar days after the end of each month which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the Books and Records and (iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein consistent with past practices.

6.6.                              Conduct of Business.  Between the date of this Agreement and the Closing Date, the Company shall conduct the Business in the ordinary course of business consistent with past practice and shall not take any action inconsistent with this Agreement or the consummation of the Closing.  Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

(a)                                  issue, or commit to issue, any shares of capital stock or any security convertible into or exchangeable for such capital stock; grant any registration rights; purchase, redeem, retire or otherwise acquire any shares of any such capital stock; or declare or pay any dividend or other distribution or payment in respect of shares of capital stock;

(b)                                 amend any Organizational Documents of the Company;

(c)                                  fail to take reasonable actions to prevent any actual or threatened material adverse change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income or earnings of the Business or of the Company;

(d)                                 adopt or change any Tax or other accounting methods, principles or practices or change any annual Tax accounting period; change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case relating to any of the assets of the Company, or any of the Liabilities of the Business;

(e)                                  revalue any assets of the Company, including, without limitation, by writing off notes or accounts receivable;

(f)                                    fail to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company or the Business;

(g)                                 cancel any indebtedness or waive or release any material right or claim of the Company;

(h)                                 (i) hire or terminate any employee, consultant or director (except with respect to non-executive employees with aggregate annual compensation below $75,000 hired in the ordinary course of business consistent with past practice), (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including without limitation, any increase or change pursuant to any Company Plan (except as required by any Regulation), or (iii) enter into, adopt or amend any Company Plan;

(i)                                     take any action which could reasonably be expected to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company or the relationships between the employees of the Company and the management of the Company

(j)                                     enter into, amend, cancel or terminate any Contract, Lease or Permit to which the Company is a party, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000, except in the ordinary course of business;

(k)                                  mortgage, pledge or otherwise encumber any assets of the Company, except purchase money mortgages arising in the ordinary course of business;

(l)                                     sell, assign or transfer any assets of the Company, other than in the ordinary course of business;

(m)                               transfer the registration of any Business Domain Names or fail to timely renew the registration of any Business Domain Names (including any Internet domain names that become Business Domain Names after the date hereof);

(n)                                 incur indebtedness for borrowed money, commit to borrow money, make or agree to make loans or guarantee indebtedness;

(o)                                 incur any material Liabilities, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account, contingency or other reserves of the Company;

(p)                                 pay, discharge or satisfy any material Liabilities of the Company other than in the ordinary course of business;

(q)                                 make capital expenditures in excess of $25,000 in the aggregate relating to the Business, execute any Lease or incur any obligations to make any capital expenditures in excess of $25,000 in the aggregate or execute any Lease;

(r)                                    fail to pay or satisfy when due any material Liability of the Company or related to the Business;

(s)                                  fail to carry on diligently the Business in the ordinary course so as to preserve for Buyer the Business and the goodwill of the suppliers, customers and advertisers of the Business and others having business relations with the Company or the Business;

(t)                                    dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any Intellectual Property of the Company or dispose or disclose to any Person any Intellectual Property of the Company not theretofore a matter of public knowledge; or

(u)                                 agree, whether orally or in writing, to do any of the things described in the preceding clauses (a) through (t) other than as expressly provided for herein.

6.7.                              Tax Matters.

(a)                                  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid by Sellers when due, and each Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Each Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that such Transfer Taxes have been paid by such Seller, if applicable.

(b)                                 Buyer shall prepare and file, or shall cause to be prepared and filed, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date but that are filed after the Closing Date, and Sellers shall pay all Taxes due with respect to such Tax Returns, except to the extent that such Taxes are both (A) included in the calculation of Working Capital that is reflected on the Closing Statement and also (B) taken into account in determining the Working Capital Adjustment Amount, if any.  Buyer shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Seller Representative for Seller Representative’s review a draft of such Tax Returns.  Buyer shall consider in good faith any comment that Seller Representative submits to Buyer no less than five (5) Business Days prior to the due date of such Tax Returns.  Sellers shall make the payment due to Buyer under this Section 6.7(b) at least two (2) business days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(c)                                  Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for a Straddle Period.  Buyer shall deliver at least ten (10) days prior to the due date for the filing of such Straddle Period Tax Return to Seller Representative for Seller Representative’s review a draft of such Tax Return, and Sellers shall pay all Taxes due with respect to the Pre-Closing Portion of such Straddle Period Tax Returns (as determined pursuant to Section 6.7(d)), except to the extent that such Taxes are both (A) included in the calculation of Working Capital that is reflected on the Closing Statement and also (B) taken into account in determining the Working Capital Adjustment Amount, if any.  Buyer shall consider in good faith any comment that Seller Representative submits to Buyer no less than five (5) Business Days prior to the due date of such Tax Returns that relates to the Pre-Closing Portion of such Straddle Period.  Sellers shall make the payment due to Buyer under this Section 6.7(c) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(d)                                 With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date (the “Pre-Closing Portion”) will be: (i) in the case of income, franchise, sales or similar Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per diem basis, and (ii) in the case of Property Taxes or similar Taxes, the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period.

(e)                                  Buyer and Sellers agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax, as well as access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each of Buyer and Sellers shall (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that such certificate or other document does not increase the Tax of Buyer or Sellers.

(f)                                    If Buyer receives a refund of Taxes of the Company with respect to a Pre-Closing Tax Period, then the amount of such refund (net of any cost to Buyer or its Affiliates attributable to obtaining such refund) (i) shall first be paid to Sellers to the extent of any amounts previously paid by Sellers to Buyer Indemnitees pursuant to Section 8.2(a)(vi) and (ii) shall otherwise be retained by Buyer but shall be available to offset any amounts that Sellers may subsequently owe to Buyer Indemnitees pursuant to Section 8.2(a)(vi).  To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax Authority, (i) Sellers agree promptly to repay to Buyer such amount if previously paid to Sellers, together with any interest, penalties or other additional amounts imposed by such Tax Authority, and (ii) such amount will thereafter not be available to offset any obligations of Sellers pursuant to Section 8.2(a)(vi).

(g)                                 Buyer and the Company, on the one hand, and Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice after the Closing of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”).  Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was actually prejudiced as a result thereof.  Buyer shall have sole control after the Closing of the conduct of all Tax Contests, including any settlement or compromise thereof, provided, however, that (i) Buyer shall keep Sellers reasonably informed on a current basis of the progress of any Tax Contest, (ii) Buyer shall not effect any such settlement or compromise with respect to which Sellers are liable without obtaining Sellers’ prior written consent thereto, which shall not be unreasonably withheld or delayed, and (iii) Sellers and Sellers’ counsel shall have the right to participate, at Sellers’ expense, in any such proceeding.  In the event of any conflict or overlap between the provisions of this Section 6.7(g) and Section 8.2, the provisions of this Section 6.7(g) shall control.

6.8.                              Audits.  The Sellers shall cooperate reasonably with Buyer and Buyer’s independent public accountants (“Buyer’s Accountants”) in connection with the completion of any audit subsequent to the Closing of the historical financial statements of the Company and/or the Business for the fiscal years ended December 31, 2008, 2009 and 2010 and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended (a “Periodic Report”) and/or of any disclosure document of Buyer or its Affiliates to be used by Buyer or its Affiliates to obtain financing and/or to register securities of the Company (in each case, a “Disclosure Document”) including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of Buyer.  Such cooperation shall include, without limitation (a) assisting Buyer and/or Buyer’s Accountants in the preparation, audit and review of financial statements for the Company and/or the Business for any fiscal years or portions thereof reasonably determined by Buyer that may be necessary for inclusion in any Periodic Report and/or Disclosure Document or in any filing that Buyer may desire to make with the SEC or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Buyer or Buyer’s Accountants may request in conjunction with an audit of such financial statements and/or in conjunction with Buyer’s Accountants’ preparation of any comfort letters with respect to any Periodic Report and/or Disclosure Document (and responding to any inquiries from Buyer or Buyer’s Accountants in connection with any such certifications, representation letters or other information), (c) providing Buyer with access to the Company’s prior accountants’ work papers (to the extent permitted by such prior accountants) relating to any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements for such fiscal years included in any SEC filings, (e) assisting in the preparation of any statutory or regulatory audits with respect to such fiscal years required to be filed with respect to the Company and/or the Business in any jurisdiction and (f) executing and providing appropriate managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Buyer’s management in connection with any such managers’ certification.  Buyer agrees that the Sellers shall not be responsible for payments of any third-party costs and expenses incurred relating to the matters contemplated by this Section 6.8.

6.9.                              Collection of Accounts Receivable.  In the event that, following the Closing Date, any Seller receives any payments from a third party that relate to any accounts receivable of the Company or that otherwise are for the account of the Business, such Seller shall, promptly following receipt of any such payment, transfer such payments to Buyer or a bank account designated by Buyer.

6.10.                        Consents; Notices.  The Company shall use commercially reasonable efforts to obtain all reasonably necessary consents, waivers and approvals of any third parties to any Contracts for any such Contracts to remain in full force and effect, or as are required thereunder, in connection with the sale, assignment, transfer, conveyance and delivery from the Sellers to Buyer of the Shares, all of which are required to be listed in Schedule 3.5 of the Disclosure Schedules, so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing Date.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer.  The Company shall send each of the notices described on Schedule 3.5 of the Disclosure Schedules promptly following the execution of this Agreement.

6.11.                        Employee Matters.  Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Buyer from and after the Closing to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers; (ii) create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof); (iii) constitute an amendment or modification of any Company Plan, or (iv) obligate Buyer to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Buyer from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

6.12.                        Post-Closing Buyer Equity Grants.  Within five (5) Business Days after the Closing Date, Buyer shall grant to the individuals identified on Schedule 6.12 hereto (subject to such individual’s continued employment with the Company or a Company Affiliate through such grant date), restricted stock units covering shares of Buyer Common Stock (or shares of Buyer Common Stock, if applicable) in such amounts and on such vesting and other terms as are identified on Schedule 6.12 and otherwise in a manner in accordance with the terms and conditions of Buyer’s applicable equity incentive plan.  Such grants shall be subject to such individuals signing the relevant award agreement in the form prescribed by the Company.

6.13.                        Publicity.  Neither Buyer nor any Seller Party shall reveal publicly the terms of this Agreement except as required by law (including, if applicable, under applicable securities laws); provided that Buyer and the Company shall issue a joint press release promptly following the Closing, and Buyer may make other appropriate press releases or public announcements regarding the transactions contemplated hereby after the Closing Date, including, without limitation, disclosure of the terms of this Agreement to its investors and to any current or prospective lenders or other sources of debt or equity financing for Buyer and in filings made under applicable securities laws.

6.14.                        Release.  In consideration of Buyer’s covenants and agreements contained in this Agreement, effective as of the Closing, each Seller (on its own behalf and on behalf of his or her heirs, executors, administrators, agents, successors, permitted assigns and Subsidiaries) hereby releases, waives and discharges Buyer and the Company and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect thereof, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts (including those Contracts set forth in Section 3.9), covenants, fees, costs and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including related legal fees and costs), known or unknown, in his or her own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to any omissions, acts, events or facts that have occurred or occur at any time prior to or as of the Closing; provided, that the foregoing release shall not extend to (i) any Claims resulting from or arising under this Agreement or any agreement, document or instrument contemplated by or entered into in connection with this Agreement to which such Seller is a party, except to the extent such Claims seek consideration for the Shares in excess of that contemplated by this Agreement, (ii) any Claims of Peter Luttrell or Heather Luttrell (i) for reimbursement of expenses incurred by either of them, (ii) for compensation payable or due to either of them or (iii) under a Company Plan, in each case in connection with such Person’s status as a current or former employee or consultant of the Company, or (iii) Claims for reimbursement for losses incurred by a Seller that arise from third party claims (other than claims of any Buyer Indemnitees under this Agreement) to the extent (a) such losses are covered by insurance then maintained by the Company and (b) the Company’s insurance carrier actually reimburses the Company for such losses.  This Section 6.14 is for the benefit of the Released Persons and shall be enforceable by any of them directly against such Seller.  With respect to such Claims, each Seller hereby expressly waives any and all rights conferred upon him or her by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

ARTICLE VII.
CONDITIONS TO CLOSING

7.1.                              Conditions to Obligations of Seller Parties.  The obligations of the Seller Parties to consummate the transactions provided for hereby are subject, in the discretion of the Seller Parties, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller Representative on behalf of the Seller Parties:

(a)                                  Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or material adverse effect qualifications) and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Buyer prior to or on the Closing Date.

(b)                                 No Actions or Court Orders.  No Action by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of the Sellers to transfer the Shares free and clear of any Encumbrances.

(c)                                  Other Deliveries.  Buyer shall have delivered to Seller Parties, as applicable, each of the items set forth in Section 2.2(a) hereof.

7.2.                              Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

(a)                                  Representations, Warranties and Covenants.  All representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications) and the Seller Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by the Seller Parties prior to or on the Closing Date.

(b)                                 Consents; Regulatory Compliance and Approval.  Any third-party and governmental consents, approvals or authorizations necessary for the valid consummation of the transactions contemplated hereby and identified on Schedule 3.5 of the Disclosure Schedules shall have been obtained.

(c)                                  No Actions or Court Orders.  No Action by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of Sellers to sell the Shares, free and clear of all Encumbrances.

(d)                                 Material Changes.  Since the Interim Balance Sheet Date, there shall not have been any Material Adverse Change.

(e)                                  FIRPTA Certificate.  Each Seller shall have provided a duly sworn affidavit dated as of the Closing Date that such Seller is not a “foreign person,” setting forth such Seller’s taxpayer identification number and otherwise meeting the requirements of Section 1445(b)(2) of the Code and applicable Treasury Regulations promulgated thereunder.

(f)                                    Other Deliveries.  Buyer shall have received from Seller Parties each of the items set forth in Section 2.2(b) hereof.

ARTICLE VIII.
INDEMNIFICATION; REMEDIES

8.1.                              Survival of Representations, Etc.  All of the representations and warranties made by any party in this Agreement or in any attachment, Exhibit, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of 18 months following the Closing Date (except that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.27 (No Brokers), 4.1 (Organization), 4.2 (Authorization), 4.5 (Title to Shares) and 4.8 (No Brokers) shall survive indefinitely, the representations and warranties in Section 3.18 (Intellectual Property) shall survive for a period of 24 months after the Closing and the representations and warranties set forth in Sections 3.19 (Employee Benefit Plans) and 3.22 (Tax Matters) shall survive until 30 days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections).  Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration date of the applicable survival period.  Seller Parties shall be entitled to rely upon the representations and warranties of Buyer set forth in this Agreement and Buyer shall be entitled to rely upon the representations and warranties of any Seller Party set forth in this Agreement.  The expiration of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the applicable party prior to the expiration of the applicable survival period provided herein.  All of the covenants, agreements and obligations of the parties under this Agreement will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations (including any extensions thereof).

8.2.                              Indemnification.

(a)                                  Sellers’ Agreement to Indemnify.  Each Seller, severally, shall indemnify, save and hold harmless Buyer and its Representatives and each of Buyer’s stockholders, Affiliates and Subsidiaries (including, following the Closing, the Company), and each of their respective Representatives (collectively, the “Buyer Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), consequential damages, reasonable attorneys’ fees and all amounts paid in investigation or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by any Seller Party in ARTICLE III or ARTICLE IV of this Agreement (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications in determining the amount of Damages; provided, however, for the sake of clarity, that such qualifications and exceptions shall be given full effect for the purposes of determining whether a breach of a representation or warranty has occurred); (ii) any breach of any covenant or agreement made by any Seller Party in or pursuant to this Agreement; (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller Party (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (iv) any Transaction Expenses that are unpaid as of the Closing and not reflected in the final calculation of Working Capital; (v) any Claim or allegation that any Seller or other Person is entitled to any amount in connection with Buyer’s acquisition of 100% of the capital stock of the Company other than the Consideration allocable to Sellers in accordance with Section 1.2; or (vi) any Taxes of (x) the Company attributable to any Pre-Closing Tax Period, except to the extent that such Taxes are both (A) included in the calculation of Working Capital that is reflected on the Closing Statement and also (B) taken into account in determining the Working Capital Adjustment Amount, if any, or (y) any other Person imposed on the Company (whether imposed as a result of Treasury Regulation Section 1.1502-6 or any provision of any foreign, state or local Tax law having similar effect, as transferee, successor, by contract or otherwise) attributable to any Pre-Closing Tax Period.

For purposes of clarifying the meaning of “several” indemnification by each Seller under this Section 8.2(a), (x) any portion of the Holdback Amount that is retained by Buyer Indemnitees pursuant to this ARTICLE VIII shall be deemed to have been “severally” recovered from all of the Sellers, and (y) with respect to Claims for indemnification under this Section 8.2(a) that are not recovered from the Holdback Amount, (i) if any indemnification payment is owed, each Seller’s indemnification obligation pursuant to this ARTICLE VIII shall be equal to such Seller’s Pro Rata Percentage of the applicable Damages with respect to which the indemnification payment is made and (ii) such claim shall be subject to Section 8.2(f).

(b)                                 Cooperation.  The indemnified party and the indemnifying party shall cooperate in all reasonable respects with each other and their attorneys in the investigation, trial and defense of any Action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such Action may, at its own cost, participate in (but not control) the investigation, trial and defense of such Action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(c)                                  Indemnifying Parties.  References in this ARTICLE VIII to “indemnifying party” shall be deemed to be references to the Sellers collectively and, for the avoidance of doubt, the Seller Representative shall represent the Sellers with respect to all such matters as provided in Section 8.2(d).

(d)                                 Defense of Third-Party Claims.  If a Claim for Damages is to be made by a Buyer Indemnitee hereunder as a result of a third-party claim, Buyer shall, subject to this ARTICLE VIII, provide a Claim Notice to the Seller Representative with respect to such Claim as soon as practicable after Buyer becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE VIII, provided, that the failure of Buyer to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Seller Representative demonstrates actual damage caused by such failure.  If any lawsuit or enforcement action is filed by a third party against a Buyer Indemnitee hereunder, written notice thereof shall be given to the Seller Representative as promptly as practicable, provided that the failure of Buyer to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Seller Representative demonstrates actual damage caused by such failure.  After such notice, if the Seller Representative shall acknowledge in writing to the Buyer Indemnitee that the Seller Representative shall be obligated under the terms of its indemnity hereunder in connection with such Claim, then the Seller Representative shall be entitled, if it so elects at its own cost, risk and expense, to consult with Buyer in any defense of such claim, it being understood that Buyer shall have the sole right to control such defense (including the right to settle any such claim); provided, however, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the Buyer Indemnitees shall be entitled to withhold information from the Seller Representative if its provision to the Seller Representative would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Seller Representative in a manner which would not result in such a waiver.

Except for third-party claims involving or seeking any (i) non-monetary remedy or monetary Damages in excess of the Holdback Amount, (ii) claims for equitable relief, (iii) potential criminal liability or (iv) alleged breaches of the Fundamental Representations, if the Seller Representative provides written notice to Buyer within fifteen (15) days after receipt of a Claim Notice in respect of a third-party claim, which notice by the Seller Representative irrevocably acknowledges the Sellers’ obligation to indemnify such claim fully, a Buyer Indemnitee shall not enter into a settlement of such third-party claim without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed).  If a Buyer Indemnitee enters into a settlement of a third-party claim without the consent of the Seller Representative, the Seller Representative shall not be precluded from contesting the amounts owed by the Sellers in respect of such third-party claim on the basis that the settlement by the Buyer Indemnitee was not reasonable in light of the circumstances of such third-party claim or did not constitute, in whole or in part, an indemnifiable loss for purposes of this ARTICLE VIII.

(e)                                  Provisions Relating to Damages.

(i)                                     The term “Damages” as used in this ARTICLE VIII is not limited to matters asserted by third parties against any Seller Party or Buyer, but includes Damages incurred or sustained by Buyer in the absence of third-party claims.  No Seller shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Company (or any Affiliate thereof) with respect to any indemnification claim of a Buyer Indemnitee against any Seller hereunder or otherwise in connection with this Agreement.  Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

(ii)                                  Notwithstanding the foregoing, the term “Damages” as used in this ARTICLE VIII shall be calculated and determined subject to the following conditions:  (a) Damages shall be calculated net of any Tax Benefit and net of any insurance proceeds actually received by the indemnified party with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim); and (b) the reasonable fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing the Buyer Indemnitees shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all Buyer Indemnitees inadvisable.

(iii)                               The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.  The Buyer Indemnitees shall be third party beneficiaries of this Agreement.

(iv)                              All amounts payable by any Seller Party in respect of indemnification claims under this ARTICLE VIII shall be considered an adjustment to the Consideration for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

(f)                                    Appointment of the Seller Representative.

(i)                                     By executing this Agreement, the Sellers shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Peter Luttrell as the agent and attorney-in-fact for and on behalf of each Seller to act as the Seller Representative under this Agreement in accordance with the terms of this Section 8.2(f).  In the event of the resignation, removal, death or incapacity (or, if applicable, dissolution or liquidation) of the Seller Representative, the Sellers shall promptly appoint a successor seller representative (and in any event within ten Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Buyer.  Sellers holding a majority of the Pro Rata Percentages of all Sellers shall have the right to remove a Seller Representative and to appoint a successor Seller Representative.  The Seller Representative shall have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement, and all actions taken by the Seller Representative hereunder shall be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and no Sellers shall have the right to object, dissent, protest or otherwise contest the same.  The Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Seller Representative or any Sellers, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, defending all Claims against the Sellers pursuant to Section 8.2(a) of this Agreement, consenting to, compromising or settling all indemnification claims, conducting negotiations with Buyer and its agents regarding such claims, dealing with Buyer under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Seller Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof on behalf of all of the Sellers.

(ii)                                  The Seller Representative has been duly authorized by the Sellers, in each case, for or on behalf of the Sellers, to:

(A)                              take all actions required by, and exercise all rights granted to, the Seller Representative in this Agreement;

(B)                                receive all notices or other documents given or to be given to Sellers by Buyer pursuant to this Agreement;

(C)                                receive and accept service of legal process in connection with any claim or other proceeding against Sellers arising under this Agreement;

(D)                               undertake, compromise, defend and settle any such suit or proceeding on behalf of Sellers arising under this Agreement (including, without limitation, under ARTICLE VIII hereof);

(E)                                 execute and deliver all agreements, certificates and documents required or deemed appropriate by the Seller Representative in connection with any of the transactions contemplated by this Agreement;

(F)                                 engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement; and

(G)                                take such other action as the Seller Representative may deem appropriate, including, without limitation:

(I)                                    agreeing to any modification or amendment of or waiver with respect to this Agreement and executing and delivering an agreement of such modification or amendment or waiver;

(II)                                all such other matters as the Seller Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

(iii)                               The Seller Representative shall receive no compensation for services as the Seller Representative, but shall receive reimbursement from, and be indemnified by, Sellers, pro rata, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Seller Representative in the performance or discharge of his duties pursuant to this Section 8.2(f).  Unless Sellers pay all such expenses, charges and liabilities upon demand by the Seller Representative, the Seller Representative shall have no obligation to incur such expenses, charges or liabilities, or to continue to perform any duties hereunder, but may nevertheless do so and thereafter claim reimbursement.  Buyer shall have no obligation to reimburse the Seller Representative for any such expenses.

(iv)                              Without limiting the generality of this Section 8.2(f), Sellers agree that the Seller Representative shall act as representative of the Sellers for all purposes under this ARTICLE VIII.  Buyer agrees that any claim for indemnification made by any of the Buyer Indemnitees pursuant to this Agreement shall be made exclusively through the Seller Representative acting on behalf of the Sellers (and the Sellers agree that any such claim against any Seller by a Buyer Indemnitee may be made by providing notice of such claim to the Seller Representative).

(v)                                 The Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Seller Representative and in general to do all things and to perform all acts.  This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability protective supervision) or any other event.  Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Seller hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of the Holdback Amount.  Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement.  Notwithstanding the power of attorney granted in this Section 8.2(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Sellers having signed or given such directly instead of the Seller Representative.

(vi)                              Any action taken by the Seller Representative pursuant to the authority granted in this Section 8.2(f) shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller.

(g)                                 Limitations on Indemnity.  Seller Parties shall not be liable under this ARTICLE VIII for any Damages until the aggregate amount otherwise due the party(ies) being indemnified exceeds an accumulated total of $100,000.00 (the “Threshold Basket”); provided, however, that this limitation shall apply only to the extent Buyer Indemnitees are entitled to indemnification exclusively under Section 8.2(a)(i) hereof and shall not apply to breaches of the Fundamental Representations or in the case of intentional misrepresentation or fraud.  Once the aggregate amount of Damages exceeds such Threshold Basket amount, then the indemnified party(ies) shall have the right to recover all Damages without regard to such Threshold Basket, provided that the maximum aggregate amount of Damages which Seller Parties shall be liable to Buyer under Section 8.2(a)(i) hereof shall be $2,500,000, provided that such limitation shall not apply (i) in the case of intentional misrepresentation or fraud, or (ii) to inaccuracies in or breaches of any of the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.22 (Tax Matters), 3.27 (No Brokers), 4.1 (Organization), 4.2 (Authorization), 4.5 (Title to Shares), and 4.8 (No Brokers) (collectively, the “Fundamental Representations”).  In the case of any claim for indemnification with respect to any Fundamental Representations, the aggregate liability for all Claims of indemnity for breaches or inaccuracies of the Fundamental Representations, plus for all other Claims of indemnity made pursuant to this Section 8.2, shall not exceed the amount of the total Consideration (plus any portion of the Holdback Amount) paid by Buyer pursuant to this Agreement, and no individual Seller’s aggregate liability for Claims of indemnity for breaches or inaccuracies of the Fundamental Representations, plus for all other Claims of indemnity made pursuant to this Section 8.2, shall exceed the total Consideration (plus any portion of the Holdback Amount) paid to such Seller pursuant to this Agreement, except in the case of intentional misrepresentation or fraud. In the event of any such claim for indemnification under Section 8.2(a), the Indemnified Parties shall first offset such Damages against the Holdback Amount. If the offset of such indemnifiable Damages against the Holdback Amount is not sufficient to satisfy the Sellers’ indemnity obligations under this Agreement, the Buyer Indemnitees may seek recovery from the Sellers according to their respective Pro Rata Percentages of such Damages.  For the avoidance of doubt, as used in and as contemplated by this Agreement, the term “intentional misrepresentation” (and any finding or determination thereof) shall require as an element thereof bad faith on the part of the actor.

8.3.                              Holdback Amount.

(a)                                  In accordance with Section 1.3 hereof, Buyer shall deduct and hold back from the Consideration at the Closing the Holdback Amount, which shall be used to partially satisfy any indemnification obligations of the Seller Parties under ARTICLE VIII and any obligations of the Seller Parties to pay any post-closing working capital adjustment pursuant to Section 1.5 hereof.  The parties agree to treat the Holdback Amount as owned by Buyer and not received by the Sellers until, and then only to the extent of amounts not, paid to Sellers pursuant to this Agreement, and to file all Tax Returns on a basis consistent with such treatment.

(b)                                 On the 18-month anniversary of the Closing Date, Buyer shall pay to the Sellers an amount equal to (i) $1,400,000, less (ii) the sum of (A) any Claims that have been satisfied from the Holdback Amount prior to such date, (B) any portion of the Holdback Amount used to cover any working capital adjustment pursuant to Section 1.5, (C) any applicable withholding Tax deductible pursuant to Section 1.4 and (D) the aggregate amount of any asserted but then unresolved Claims made by the Buyer in accordance with the terms of this ARTICLE VIII.  Such payment shall be allocated among the Sellers based on each Seller’s Pro Rata Percentage and such payment shall be made by check or wire transfer in accordance with payment instructions provided by the Seller Representative.

8.4.                              Exclusive Remedy.  Except in the case of intentional misrepresentation or fraud (including, without limitation, any intentional misrepresentation or fraud by any officer or director of the Company in connection with the consummation of the transactions contemplated by this Agreement), this ARTICLE VIII shall be the exclusive remedy of the Buyer Indemnitees from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE IX.
TERMINATION

9.1.                              Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                  By mutual written consent of Buyer and the Company;

(b)                                 By Buyer, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before August 12, 2011 (the “Outside Date”); provided, however, that this provision shall not be available to Buyer if the Company has the right to terminate this Agreement under clause (d) of this Section 9.1, and this provision shall not be available to the Company if Buyer has the right to terminate this Agreement under clause (c) of this Section 9.1;

(c)                                  By Buyer if there is a material breach of any representation or warranty set forth in ARTICLE III or ARTICLE IV hereof or any covenant or agreement to be complied with or performed by any of the Seller Parties pursuant to the terms of this Agreement or the failure of a condition set forth in Section 7.2 hereof to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.2 hereof to be satisfied on or prior to the Outside Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller Parties have not had a reasonably adequate opportunity to cure such failure (not to exceed five Business Days); or

(d)                                 By the Company if there is a material breach of any representation or warranty set forth in ARTICLE V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Section 7.1 hereof to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.1 hereof to be satisfied on or prior to the Outside Date; provided the Company may not terminate this Agreement prior to the Closing Date if Buyer has not had a reasonably adequate opportunity to cure such failure (not to exceed five Business Days).

9.2.                              Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1 hereof:

(a)                                  Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)                                 The provisions of that certain non-disclosure agreement, dated May 17, 2011, by and between the Company and Buyer shall continue in full force and effect (the “Confidentiality Agreement”); and

(c)                                  No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (a), (b) and (c) of this Section 9.2 and except for any breach of this Agreement occurring prior to the proper termination of this Agreement.

The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE X.
MISCELLANEOUS

10.1.                        Defined Terms.  As used herein, the terms below shall have the following meanings.  Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Balance Sheet” shall mean the internally prepared, unaudited balance sheet of the Company at the date indicated thereon, together with the notes thereto.

“Books and Records” shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by the Company with respect to the Business.

“Business” shall mean the business of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Domain Names” shall mean the Internet domain names registered in the name of the Company, or in any way used in connection with the Business.

“Business Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, or exclusively licensed to the Company (it being understood that “Business Intellectual Property” shall include all Business Domain Names).

“Business Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded, with or by any governmental authority, by or in the name of the Company or otherwise used in connection with the Business (including all Business Domain Names).

“Buyer Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Buyer.

“Capital Lease Obligations” shall mean Liabilities of the Company under capital leases.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Claim Notice” shall mean a notice for indemnification provided by a Buyer Indemnitee to the Seller Representative which describes the indemnification claim.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean shares of common stock, no par value, of the Company.

“Company Plan” shall mean each Plan under which the Company has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, Company Plan, license, instrument, obligation, promise or commitment (in each case, whether written or oral and whether expressed or implied) to which the Company is a party or is bound, but excluding all Leases.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

“Current Assets” shall mean cash and accounts receivable of the Company determined in accordance with GAAP on a consolidated basis.  Notwithstanding the foregoing, (i) Current Assets shall exclude any accounts receivable from shareholders or related parties and (ii) any accounts receivable set forth on the Pre-Closing Statement which have not been collected within 75 calendar days following the Closing Date will be deemed to not constitute Current Assets to the extent such accounts receivable exceed the related reserve or allowance (if any) for bad debt included as a Current Liability on the Pre-Closing Statement notwithstanding the accounting treatment of any such accounts receivable required under GAAP and shall not be reflected as Current Assets on the Closing Statement.

“Current Liabilities” shall mean all current liabilities of the Company determined in accordance with GAAP on a consolidated basis (including, for the avoidance of doubt, all liabilities in respect of accrued vacation or paid time-off relating to employees of the Company and any liabilities arising as a result of the consummation of the transactions contemplated hereby (including, without limitation, liabilities with respect to severance obligations and/or change of control payments, as well as the employer portion of any payroll or employment taxes arising therefrom)); provided, that all Transaction Expenses incurred by the Company prior to the Closing Date or reasonably expected to be incurred following the Closing Date shall for purposes hereof be accounted for as current liabilities outstanding immediately prior to the Closing Date (whether or not such amounts have been billed or will be billed or payable in the future).  Notwithstanding the foregoing, Current Liabilities shall exclude up to a maximum of $100,000 of Capital Lease Obligations to Dell Financial Services and/or relating to the financing of amounts owed to Comscore, in each case that would otherwise be classified as current liabilities under GAAP.

“Default” shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

“Disclosure Schedules” shall mean a set of schedules executed and delivered by Seller Parties to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in ARTICLE III hereof and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

”Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the Regulations issued thereunder.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof; provided, however that Encumbrance shall not include any restrictions imposed by securities Regulations applicable to unregistered securities generally.

“Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees.  Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Facility” shall mean any real property, leaseholds or other real property interest relating to the Business currently owned, held, occupied or operated by the Company and any buildings, structures or equipment (including motor vehicles) relating to the Business currently owned or operated by the Company.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 3.9(a) of the Disclosure Schedules.

“Financial Statements” shall mean the internally prepared, unaudited Balance Sheet and related internally prepared, unaudited statements of income and cash flow of the Company as of and for the fiscal years ended as of December 31, 2008, 2009 and 2010, and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by the Company, wherever located and including any such fixtures and equipment in the possession of any of the Company’s’ suppliers, including all warranty rights with respect thereto.

“GAAP” shall mean United States generally accepted accounting principles.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“Insurance Policies” shall mean the insurance policies of the Company listed on Schedule 3.23 of the Disclosure Schedules.

“Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or anywhere in the universe.  Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

(a)                                  all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof, utility models, and certificates of invention, regardless of country or formal name;

(b)                                 all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c)                                  all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d)                                 all trademarks, service marks, logos, trade names, Internet domain names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e)                                  all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, software and processes;

(f)                                    all other intangible assets, properties and rights; and

(g)                                 all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Interim Balance Sheet” shall mean the Balance Sheet dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean June 30, 2011.

“Interim Financial Statements” shall mean the internally prepared, unaudited Interim Balance Sheet and the related internally prepared, unaudited statements of income and cash flow of the Company for the period ended on the Interim Balance Sheet Date.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge of the Company” shall mean the actual knowledge of any of Heather Luttrell, Peter Luttrell and Adriano Carvalho, following reasonable inquiry.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Estates” shall mean all of the Company’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the leased real property described in the Facility Leases listed on Schedule 3.9(a) of the Disclosure Schedules and owned by the Company.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the Company listed on Schedule 3.9(a) of the Disclosure Schedules, and leases with respect to the personal and real property of the Company which are not required to be listed on Schedule 3.9(a) of the Disclosure Schedules.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves which shall include a reserve for Taxes.

“Long Term Liabilities” shall mean all indebtedness and other long term liabilities of the Company determined in accordance with GAAP on a consolidated basis in a manner consistent with the Company’s past practice (including any such liabilities arising as a result of the consummation of the transactions contemplated hereby).  Any pre-payment or other penalties required to be paid if all indebtedness were repaid in full on the Closing Date shall be included in the calculation of Long Term Liabilities for this purpose. Notwithstanding the foregoing, Long Term Liabilities shall exclude up to a maximum of $50,000 of Capital Lease Obligations relating to financing of amounts owed to Comscore that would otherwise be classified as long term liabilities under GAAP.

”Material Adverse Effect” or “Material Adverse Change” shall mean with respect to the Company or the Business any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of the Company or the Business taken as a whole or on the ability of Seller Parties to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change,” excluding effects resulting from general economic conditions that do not (in the aggregate) disproportionately adversely affect the Company.

“ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:

(a)                                  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)                                 such action is not required to be authorized by the board of directors, managers or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(c)                                  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, managers or members (or by any Person or group of

Person exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” shall mean all real property owned in fee by the Company, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Plan” shall mean (i) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) each compensatory profits interest, equity option, restricted equity, deferred equity, performance equity, equity appreciation, equity unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

”Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Pro Rata Percentage” shall mean, for each Seller, the percentage set forth opposite such Seller’s name on Schedule 1.2 of the Disclosure Schedules.

“Property Tax” shall mean any personal or real property Tax or similar ad valorem Tax.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health laws and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Straddle Period” shall mean any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.

“Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company pursuant to a license, lease or similar right.

“Tax” shall mean any and all taxes, including, without limitation, (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), whether disputed or not, (b) in the case of any Seller Party, liability for the payment of any amount described in clause (a) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts of the type described in clause (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

”Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Benefit” shall mean, to the extent attributable to any Damages subject to indemnification hereunder or payment therefor, the amount of reduction in the Tax liability actually recognized by the indemnified party in the taxable year in which such Damage is incurred.

“Tax Return” shall mean any return, report, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” shall mean the aggregate amount of all fees and expenses incurred by or required to be paid by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, financial advisory, investment banking, accounting, consulting and other fees and expenses and any broker’s or finder’s fees.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company as of the Closing.

“Working Capital Range” shall mean the range between $(150,000) and $150,000.

“Working Capital Range Lower Limit” shall mean $(150,000).

“Working Capital Range Upper Limit” shall mean $150,000.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Agreement	Preamble
Arbitrator	10.16(i)
Buyer	Preamble
Buyer Indemnitees	8.2(a)
Buyer’s Accountants	6.8
Claims	6.14
Closing	2.1
Closing Date	2.1
Closing Statement	1.5(a)(i)
Company	Preamble
Company Plans	3.19(a)
Company Securities	3.3(b)
Competitive Activities	6.1(b)(i)
Confidentiality Agreement	9.2(b)
Consideration	1.2
Contaminants	3.18(j)
Damages	8.2(a)
Disclosure Document	6.8
Dispute Notice	10.16
Disputes	10.16
Fundamental Representations	8.2(g)
Holdback Amount	1.3
JAMS	10.16
Long Term Liabilities Adjustment Amount	1.5(a)(iii)
Open Source	3.18(m)
Outside Date	9.1(b)
Payoff Amount	1.2(c)
Periodic Report	6.8
Pre-Closing Portion	6.7(d)
Proposed Acquisition Transaction	6.3
Released Persons	6.14
Restricted Persons	6.1(a)

SEC	6.8
Seller(s)	Preamble
Seller Party(ies)	Preamble
Seller Representative	Preamble
Shares	Recitals
Straddle Period Tax Return	6.7(c)
Tax Contest	6.7(g)
Threshold Basket	8.2(g)
Transfer Taxes	6.7(a)
WARN Act	3.16(f)
Working Capital Adjustment Amount	1.5(a)(ii)

10.2.                        Notices.  All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice or other communication shall be sent to:

If to Seller Parties or the Seller Representative, addressed to:

Peter Luttrell
2118 Wilshire Boulevard, Suite 275
Santa Monica, California 90403
Telephone: (310) 383-9091

With a copy to:

Sullivan & Triggs, LLP
1230 Montana Avenue, Suite 201
Santa Monica, California 90403
Attn: D. Thomas Triggs
Telephone: (310) 451-8300
Fax: (310) 451-8303

If to Buyer, addressed to:

Demand Media, Inc.
1299 Ocean Avenue, Suite 500
Santa Monica, CA 90401
Attn: Shawn Colo
Telephone: (310) 394-6400
Fax: (310) 395-6249

With a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn: W. Alex Voxman, Esq.

Telephone: (213) 485-1234
Fax: (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.3.                        Rules of Construction.  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

10.4.                        Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.5.                        Entire Agreement.  This Agreement, including the Exhibits hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement, constitute the entire agreement and understanding of the parties hereto concerning the subject matter hereof and thereof, and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent, Affiliate or other Representative of any party hereto; provided, that the Confidentiality Agreement shall survive the termination of this Agreement and remain in effect if the Closing does not occur.  There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

10.6.                        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Seller Party without the prior written consent of Buyer.  Buyer may, without the consent of Seller Parties, assign all or any portion of its rights and obligations hereunder; provided that, if such assignment by Buyer is made prior to the Closing, then such assignment shall require the prior written consent of the Seller Representative unless the assignee(s) is(are) an Affiliate(s) of Buyer; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement.  No such assignment shall release the assignor from any of its obligations hereunder.  In addition, Buyer may assign its rights hereunder to a lender as collateral security.

10.7.                        Amendment or Modification.  This Agreement may not be amended or modified except in an instrument in writing signed by Seller Representative and Buyer.  No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  For the purposes of this Section 10.7, each Seller agrees that any amendment, modification or waiver of this Agreement signed by the Seller Representative shall be binding upon and effective against each such Seller whether or not such Seller has signed such amendment, modification or waiver.

10.8.                        Waiver.  Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.9.                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10.10.                  Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of ARTICLE VIII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person were a signatory to this Agreement.

10.11.                  Governing Law.  This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

10.12.                  Consent to Jurisdiction.  Subject to Section 10.16 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.13.                  Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14.                  Legal Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

10.15.                  Limitations on Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for punitive damages to the other party (except for punitive damages that are the subject of third party Claims).

10.16.                  Arbitration.  It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(i)                                     Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”).  Within 14 days from delivery of the Dispute Notice, each party involved in the Dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the Dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(ii)                                  If such parties fail to resolve the Dispute by written agreement or agree on the Arbitrator within the later of 14 days from any such initial meeting or within 30 days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the Dispute by arbitration.  At the request of JAMS the parties involved in the Dispute shall meet with JAMS at its offices within 10 calendar days of such request to discuss the Dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS.  The Arbitrator shall be a disinterested party.

(iii)                               Within 30 days of the selection of the Arbitrator, the parties involved in the Dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the Dispute.  Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding.  Such an award shall be a final and binding determination of the Dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties.  The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding.  The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

10.17.                  Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

10.18.                  Cumulative Remedies.  All rights and remedies of each party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.19.                  Expenses.  Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

10.20.                  Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.21.                  Execution and Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.  The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other parties.

10.22.                  Currency.  Unless otherwise expressly indicated, all references to dollar amounts in this Agreement are expressed in U.S. dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by them or on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

DEMAND MEDIA, INC.

By:	/s/ Richard Rosenblatt
	Name:	Richard Rosenblatt
	Title:	Chairman and Chief Executive Officer

Signature Page to Stock Purchase Agreement

SELLERS:

ADRIANO CARVALHO

/s/ Adriano Carvalho

HEATHER LUTTRELL

/s/ Heather Luttrell

PETER LUTTRELL

/s/ Peter Luttrell

COMPANY:

INDIECLICK MEDIA GROUP, INC.

	By:	/s/ Peter Luttrell
Name: Peter Luttrell
Title: Chief Executive Officer

SELLER REPRESENTATIVE:

PETER LUTTRELL

/s/ Peter Luttrell

Signature Page to Stock Purchase Agreement